Exhibit 10.19

VALNEVA SE

Terms and conditions of Phantom Stock Option Plan 2017

1. Preliminary statements

1.1

This Phantom Stock Option Plan 2017 (“PSOP 2017”) is a deferred cash bonus program aiming at promoting the interests of the company “Valneva SE” (“Valneva” or “the Company”) by allowing Participants (as defined below) to benefit from a long-term incentive program that creates a financial result similar to the Employee Stock Option Plans 2013, 2015, 2016 and 2017 (collectively, the “ESOP”).

“Participant(s)” means employees of Valneva USA, Inc. and those employees of Valneva Austria GmbH who are subject to US income tax, excluding any member of the Management Committee and any employee who participated in any of the ESOP.

1.2	The granting of Phantom Options (as defined below) under this PSOP 2017 shall not give rise to a legal right for the Participants to participate in a subsequent or similar plan.

2. Granting of Phantom Stock Options

2.1

The Management Board or persons appointed by the Management Board for this purpose shall have sole competence over the grant of phantom stock options (the “Phantom Options”) under this PSOP 2017. The Management Board or such persons shall further determine the number and category of Phantom Options granted to each Participant and the Strike Price (as this term is defined in Section 3.9 below); this information will be provided on an individual basis, by means of a grant letter delivered to each Participant. There will be 4 categories of Phantom Options: PO 2013, PO 2015, PO 2016 and PO 2017. The allocation will depend on whether the Participants were employed by the Company or any of its direct and indirect subsidiaries (collectively, the “VLA Group”) on the working day immediately preceding the day when each of the ESOP was launched and on whether the Participants have been continuously employed by the VLA Group since then. “Employment” means either having an employment agreement under which work is being done and remuneration is being paid or having an employment agreement and being on maternity or paternity leave.

2.2	The grant of Phantom Options to the Participants is free of charge. However, the cash payments resulting from the program are subject to all applicable taxes and contributions (cf. Section 7 below).

3. Exercise of Phantom Options

Conversion ratio

3.1

Subject to all Terms and Conditions set forth herein, phantom shares may be created at the rate of (1) Phantom Option to one (1) phantom share, except that for PO 2013 the rate shall be 1 Phantom Option to 1.099617653 phantom share. If the conversion ratio under any of the ESOP is modified, then the ratio applicable to the corresponding category under this PSOP 2017 (e.g. PO 2016 for ESOP 2016) shall be adjusted accordingly.

Vesting of Phantom Options

3.2

Subject to the exercise periods set forth below, fifty percent (50%) of the Phantom Options allocated to the Participants shall become exercisable on the later of (i) the date of the grant letter referred to in Section 2.1 and (ii) two years after the PO Reference Date (as defined below) and the remaining fifty percent (50%) shall become exercisable on the later of (i) the date of the aforesaid grant letter and (ii) four years after the PO Reference Date. “PO Reference Date” shall mean October 2, 2013 for PO 2013, July 28, 2015 for PO 2015, October 7, 2016 for PO 2016 and December 7, 2017 for PO 2017.

Exercise periods

3.3

The Participants may exercise their Phantom Options and claim the corresponding cash payment only within specific time periods provided for that purpose (the “Time Frame(s)”). Each Time Frame will be announced by the Management Board of Valneva. There will be up to two (2) Time Frames per calendar year, each of them lasting no longer than two (2) weeks.

3.4	The Company reserves the right to postpone, suspend or early terminate any Time Frame, in accordance with applicable laws and regulations.

3.5

Subject to the provisions of Section 4 below, any Phantom Option which was exercisable in a Time Frame (in accordance with Section 3.2 above) but was not exercised during that Time Frame can be exercised by the relevant Participant during any of the following Time Frames.

3.6

In the event of a Change of Control (as defined below), all outstanding Phantom Options shall become exercisable, and a Time Frame shall immediately begin, at the time the Change of Control is effective (this process being herein referred to as the “Acceleration”).

For the purpose of this Section 3.6, “Change of Control” means a transaction by which a single party, or two or more parties acting in concert, take over more than fifty percent (50%) of the outstanding voting rights of the Company (be it through an acquisition, merger or transfer of essentially all of the assets of the Company).

Declaration of Exercise

3.7

The Participants shall exercise their Phantom Options by sending a duly completed and signed form (the “Exercise Notice”) to the Human Resources department (“HR”) in Vienna, Austria. This form may be sent as an original or electronically.

3.8

The exercise of Phantom Options shall be deemed in time insofar as the Exercise Notice is received by HR at the earliest on the first day of the relevant Time Frame, and no later than 6 p.m., Paris time, on the last day of such Time Frame. Any Exercise Notice received by HR outside this period will be void. In such a case, the relevant Participant may exercise his/her Phantom Options during a subsequent Time Frame, if he/she so wishes (subject to the provisions of Section 4 below).

Calculation of Bonus Payment

3.9	The “Strike Price” shall be the amount to be deducted from the cash payment made under this PSOP 2017 after exercise of Phantom Options.

The Strike Price under this PSOP 2017 shall be equal to EUR 2.919 per phantom share resulting from PO 2013, EUR 3.92 per phantom share resulting from PO 2015, EUR 2.71 per phantom share resulting from PO 2016 and EUR 2.85 per phantom share resulting from PO 2017. If the “Strike Price” under any of the ESOP is adjusted, then the Strike Price of the relevant category under this PSOP 2017 shall be adjusted accordingly.

3.10

Following exercise of Phantom Options, each Participant shall be entitled to receive an amount equal to the difference between the closing price of Valneva’s ordinary stock on the day the Exercise Notice was received (or on the immediately following trading day if the Paris Stock Exchange was closed on the day of receipt) and the Strike Price, less all deductions, taxes and contributions applicable to bonus payments. By way of example, if the conversion ratio is 1:1, Valneva’s stock price is EUR 4.62 and the amount of Phantom Options exercised in the PO 2017 category is 10,000, then the gross amount to be paid (before applicable deductions) shall be EUR 17,700.

Cash Payments

3.11

Participants shall receive payments resulting from the exercise of Phantom Options together with the salary owed for the calendar month immediately following the month during which the Exercise Notice was received. Where such payments are made in a currency other than the euro, the Company retains the right to select a currency exchange ratio consistent with its internal accounting rules.

Page | 1

4. Validity period of Phantom Options - Lapse

4.1

The Phantom Options of a given category (as defined in Section 2.1) may be exercised within a period ending ten (10) years after the PO Reference Date. All Phantom Options not exercised by that time shall lapse without compensation.

4.2

Upon termination of employment within the VLA Group, the Phantom Options of a leaving Participant shall lapse without compensation.Notwithstanding the foregoing, a leaving Participant shall retain the right to exercise those Phantom Options which were exercisable prior to termination of employment, but only during the first Time Frame which will immediately follow termination of employment, and on condition that the Company had already opened a Time Frame under this PSOP 2017 prior to termination of employment.

4.3

In the event of a Participant’s death, all granted Phantom Options not exercisable prior to the date of death shall lapse without compensation. However, any exercisable Phantom Options may be exercised pursuant to Section 5.2 below.

4.4	In the event that insolvency proceedings are initiated with respect to the Company or the Company becomes insolvent, all Phantom Options shall lapse without compensation.

4.5

The Company may also cancel a Phantom Option if the legal form of the Company changes. If, and at the time when, a transaction referred to in Section 3.6 or a change in the legal form of the Company occurs, any exercisable Phantom Option with a Strike Price higher than the then current Valneva stock price (or, in the event of Change of Control, than the value per share paid in the take-over transaction) shall lapse without compensation. Any acquisition, merger or transfer of essentially all of the assets of the Company which does not lead to a Change of Control shall not trigger Acceleration, but may give rise to replacement of Phantom Options by options in the successor company.

4.6

In the event of expiration or lapse of Phantom Options, the Company shall not be required to inform the relevant Participants or to take any other action, and the Participants shall have no right to any compensation.

5. Unassignability of options

5.1	The Phantom Options granted to the Participants under the PSOP 2017 shall not be transferable, negotiable or eligible as collateral, except through transfer by death (i.e. disposition by will or law).

5.2

The Phantom Options may only be exercised personally by the Participant during his/her lifetime or by his/her legal representative. During the six (6)-month period immediately following the date of death of a Participant, only his/her heir or the legal representative of the heir, in each case as identified by corresponding documentation submitted to the Company, may declare the exercise of all remaining exercisable Phantom Options. The Phantom Options shall be deemed immediately exercised if a Time Frame is opened at the time of the declaration. If there is no Time Frame opened at the time the exercise is declared, the Phantom Options shall be deemed exercised during the first day of the Time Frame directly subsequent to the declaration.

6. Shareholder’s rights

6.1	Participants shall have no shareholder rights, and in particular no right to receive dividends.

6.2

If the Company proceeds with any of the financial transactions listed in article L. 228-99 of the French Commercial code, the rights of the Participants shall be protected in a way economically similar to the provisions of that article, which may result in a change in the conversion ratio or the Strike Price.

7. Fees, taxes and duties

7.1	Subject to Section 7.2, the Company shall bear all costs and expenses incurred in connection with the preparation and implementation of this PSOP 2017.

7.2	The Participants shall bear all deductions, taxes and contributions applicable to bonus payments.

The Participants shall further bear all expenses for personal advice, in particular with respect to legal or tax matters.

8. Miscellaneous

8.1	This PSOP 2017 shall be governed by and construed in accordance with French law, without regard to its choice of law principles.

8.2	The Company shall have the right to terminate or amend this PSOP 2017 at any time, subject to all applicable laws and regulations.

VALNEVA SE

Page | 2

Exercise Notice

for the exercising of phantom stock options

in Valneva SE

I,

hereby declare to exercise a number of

                     phantom options at an exercise price of € 2.92 (2013)

                     phantom options at an exercise price of € 3.92 (2015)

                     phantom options at an exercise price of € 2.71 (2016)

                     phantom options at an exercise price of € 2.85 (2017)

of the phantom stock options granted to me.

I will pay the taxes and social security contributions (if any) via my payroll.

I have accepted the terms and conditions for the way of payment via my payroll.

Date of Signing:

Signature:

Date of receipt from HR:

Signature of HR: